EXHIBIT 10.1

CONSULTING AND NONCOMPETITION AGREEMENT

This CONSULTING AND NONCOMPETITION AGREEMENT (this “Agreement”) is made as of this 1st day of July, 2012 (the “Effective Date”), between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (the “Corporation”), ROYAL BANK AMERICA, a Pennsylvania chartered bank (the “Bank”) (together, the “Employer”), and James J. McSwiggan Jr. (JJM), an adult individual (the “Consultant”).

RECITALS:

WHEREAS, the Consultant desires to provide the services described herein subject to the terms and conditions set forth below:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Consultancy.  During the period beginning on the Effective Date and for a period of six (6) months thereafter (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to the Employer and its subsidiaries and affiliates in connection with the business of the Employer and its subsidiaries, on an “as needed” basis, including, but not limited to:

(a)  will provide advisory and consultative services to Royal as instructed by Royal’s CEO and will ensure that all job functions, direct and  indirect reporting relationships are fully transitioned to those individuals designated by Royal’s CEO no later than June 30th, 2012;

(b)  consulting with the Employer regarding the operations, regulatory, legal and customer relationships of the Employer and its subsidiaries;

(c)  providing services similar to those the Consultant is currently providing the Employer; (collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein.  The Consultant shall provide such Consulting Services as may be requested from time to time by the Chief Executive Officer of the Employer.  During the Consulting Period, the Consultant shall be available to devote up to 25 hours per week of his business time, attention, skills and efforts (other than during holidays, vacations and periods of illness) to the business and affairs of the Employer and its subsidiaries and affiliates and shall use his reasonable best efforts to promote the interests of the Employer and its subsidiaries and affiliates.  Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by the Employer and the Consultant.  The Consultant shall be reasonably available for meetings at the principal executive offices of the Employer and outside locations as needed at such times as the Employer shall reasonably require.  The Consultant will not maintain an assigned office at any of the Employer’s locations.

(d)  During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Employer or any subsidiary or affiliate of the Employer.

(e)  Subject to the restrictions of Section 2, Employer acknowledges that Consultant may render services to a third party(ies), and/or Consultant may be engaged in his own business(es) during the term of this Agreement.  Notwithstanding the foregoing, Consultant shall not accept full-time employment with another employer prior to December 31, 2012 unless prior notification is provided to Employer.  In the event Consultant accepts full-time employment with another employer prior to December 31, 2012, the obligations of the Employer under Sections 6 and 7 shall cease.

2.  Nonsolicitation Covenants.

(a)  JJM hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that as a condition to the payment of benefits hereunder [the SERP and the Consulting Agreement], from the date of this Agreement, through December 31, 2015 (the “Restricted Period”), JJM shall not:

(i)  directly or indirectly (including without limitation through any entity controlled by or affiliated with JJM or by which JJM is employed), solicit any person or entity who or which is, or was at the time of JJM’S termination of employment with the Corporation and the Bank, an active loan or deposit customer of the Corporation or the Bank (or any of their respective subsidiaries) (such “Customers” as set forth on Exhibit A hereof) with respect to the sale of, or sell to any such Customer, any financial services products or divert or attempt to divert any of such Customer’s business from the Corporation or the Bank (or any such subsidiary), or provide any information or assistance to any person or entity in furtherance of any of the foregoing without the prior written consent of the Corporation or the Bank; or

(ii)  directly or indirectly (including without limitation through any entity controlled by or affiliated with JJM or by which JJM is employed), solicit any person who is, or was at the time of JJM’S termination of employment with the Corporation and the Bank, employed by the Corporation or the Bank (or any of their respective subsidiaries) for employment (such “Employees” as set forth on Exhibit B hereof) or encourage or induce any such Employees to terminate their employment with the Corporation or the Bank (or any of such subsidiaries), or otherwise hire or employ any of such Employees without the prior written consent of the Corporation or the Bank.

(b)  Notwithstanding the foregoing, none of the following activities shall result in or constitute violations of this Section 1 by JJM:  (i) advertising or solicitations directed to the public generally and not targeted to customers of the Corporation or the Bank (or any of their respective subsidiaries) by any entity controlled by or affiliated with JJM or by which JJM is employed; (ii)  general solicitations or advertisements for employment not specifically directed to employees of the Corporation or Bank by any entity controlled by or affiliated with JJM or by which JJM is employed; or (iii) an entity by which JJM is employed doing business with any person or entity, whether or not such person or entity is or was a customer of the Corporation or the Bank, or soliciting or hiring any person, whether or not such person was an employee of the Corporation or the Bank, if, but only if, JJM did not participate in, furnish any information to, or otherwise assist such employer, in connection with such employer’s business relationship with such customer or employment relationship with such employee.

3.  Unauthorized Disclosure.  JJM shall not, without the written consent of the board of directors of the Corporation or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), at any time knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by JJM of any continuing duties to the Corporation or the Bank, any material confidential information obtained by him while in the employ of or while providing services to the Corporation or the Bank with respect to their services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of JJM) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank (including general knowledge relating to the financial services industry) or any information that must be disclosed as required by law.

4.  Non-Disparagement.  JJM agrees to refrain from at any time performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Corporation, the Bank or any of their respective subsidiaries, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Nothing in this Section 3 shall be deemed to preclude JJM from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce the JJM’S rights hereunder.

5.  Enforcement of Restrictions.

(a)  Reasonableness.  JJM hereby acknowledges that: (i) the restrictions provided herein are reasonable in time and scope in light of the necessity of the protection of the business of the Corporation and the Bank; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions contained herein are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and then enforce such provisions as so modified.

(b)  Cessation of Payments and Benefits.  If, during the Restricted Period, JJM breaches, in any material respect, any of his obligations under Sections 2 through 4 above, as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors, the Corporation shall have the right, upon written notice to JJM with an explanation of the reasons for its actions, to cease or suspend further payments or to provide any further benefits described in Sections 6 and 7 hereof and/or suspend and forfeit payments under the Royal Bank America Supplemental Retirement Plan for the remainder of the Consulting Period.

(c)  Injunctive and Other Relief.  JJM recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Corporation’s business, the Corporation will suffer irreparable injury and harm for which there is no adequate remedy at law.  Therefore, JJM agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Sections 2 through 4 above, in addition to the remedies available under Section 5(b), the Corporation shall be entitled to preliminary and permanent injunctive relief against him, or both, with nominal bond or other security, and any other relief as may be awarded by a court having jurisdiction over the dispute.  Such injunctive relief in any court shall be available to the Corporation, the Bank and their affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.  Further, JJM agrees that the Restricted Period shall be extended by a period of time equal to any period during which JJM shall be in breach of any of the covenants set forth in this Section 5.  The rights and remedies enumerated in this Section 5 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Corporation or the Bank in law or in equity.

(d)  Prior Agreements.  The covenants contained in Section 2 above supersede and replace any prior written or oral agreements between the parties respecting the subject matter thereof, including the covenants contained in Section 8.1 of the Plan [the SERP] and any noncompetition or nonsolicitation covenants contained in the employment agreement between the parties dated September 22, 2006, which employment agreement expired by its terms on February 17, 2012.

6.  Compensation.  In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 2, 3 and 4 hereof, the Employer shall pay to the Consultant six (6) equal installment payments in amounts equal to $25,441 per month on the last business day of each month during the Consulting Period.  Such payment shall be made via direct deposit into the checking account Consultant maintains with Employer.  Employer shall reimburse Consultant for all reasonable out of pocket expenses Consultant incurs in performing consulting services provided for in this Agreement for Employer.

7.   Benefits.

(a)  In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 2, 3 and 4 hereof and provided the Consultant renders services under this Agreement through December 31, 2012, the Employer shall provide medical insurance benefits comparable to the benefits received by full-time employees of the Employer, commencing the date of Consultant’s termination of employment with the Employer and terminating on December 31, 2013. If the Employer cannot provide such benefits because Consultant is no longer an employee, Consultant shall annually receive a dollar amount equal to the cost to Consultant of obtaining such benefits (or substantially equal benefits), not to exceed one hundred and twenty percent (120%) of Employer’s cost to provide such benefits to other employees.

(b)  The medical insurance benefits provided under Section 7(a) above shall be extended until the date of Consultant’s 65th birthday if Consultant is successful in assisting the Employer in structuring a repayment agreement with Treasury with regard to the Employer’s TARP assistance and the Employer, using good-faith efforts, does in fact repay the TARP assistance on or prior to December 31, 2013.

8.  Successors and Assigns.

(a)  During the Consulting Period, the Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.  Any failure of the Employer to obtain such agreement prior to the effectiveness of any such succession or assignment during this twelve-month period shall be a material breach of this Agreement.

(b)  This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives.  Except as provided in this Section 8, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.  Survival. The restrictive covenants of Sections 2, 3 and 4 and other protections for the Employer shall survive the termination of this Agreement or the assignment of this Agreement by Employer to any successor in interest or other assignee.

10.  Enforcement. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

The parties agree that all disputes arising out of this Agreement, including but limited to a breach or alleged breach of the Agreement, shall be filed and decided in the Court of Common Pleas of Montgomery County, Pennsylvania exclusively.

11.  Amendment.  This Agreement may be amended or modified at any time by a written instrument executed by the parties.

12.  Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

14.  Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

15.  Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ROYAL BANCSHARES OF PENNSYLVANIA, INC..

/s/ George McDonough	By:/s/ Robert Tabas

Secretary

ATTEST:	ROYAL BANK AMERICA

/s/ George McDonough	By:/s/ Robert Tabas

Secretary

WITNESS:	EXECUTIVE

/s/ Lisa Lockawitz	/s/ James McSwiggan

Exhibits A and B

[Intentionally Omitted]